EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made as of November 30, 2017 (the “Effective Date”), between Overseas Shipholding Group, Inc., a Delaware Corporation (the “Company”), and Susan Allan Pritchard (the “Executive”).
WHEREAS, the Company and the Executive mutually desire that the Executive continues to serve as an Executive Officer of the Company on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:
1.Position and Duties
(a)    The Company hereby agrees to employ the Executive as General Counsel and Corporate Secretary of the Company. The Executive hereby accepts such position and agrees to serve the Company in such capacity during the Term, as defined in Section 2 hereof. The Executive shall have such duties and responsibilities as may be assigned by the Company from time to time, which duties and responsibilities may vary from those existing at the time of execution of this Agreement. The Executive shall be subject to, and shall act in accordance with, all lawful instructions and directions of the Chief Executive Officer of the Company (“CEO”) and Board of Directors of the Company (the “Board”) and all policies and rules of the Company applicable to executive officers. The Executive shall report directly to the CEO of the Company.
(b)    During the Term, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote her full working time, energy and attention to the performance of her duties and responsibilities hereunder and shall diligently endeavor to promote the business and best interests of the Company. Notwithstanding the foregoing, to the extent that it does not interfere with the performance of Executive’s duties hereunder, Executive may (i) with the prior consent of the Board, serve on the boards of directors or equivalent bodies of trade associations and/or charitable organizations; (ii) engage in charitable activities and community affairs; and (iii) manage her personal, financial and legal affairs.
2.    Term
The Executive shall serve in the capacity described in Section 1(a) until terminated (such period, the “Term”) upon her “Separation from Service” with the Company in connection with any of the events described in Section 4 hereof.
3.    Compensation
(a)    Base Salary
As compensation for the agreements made by the Executive herein and the performance by the Executive of her obligations hereunder, the Company shall pay the Executive a base salary at the rate of $250,000 per annum (the “Base Salary”), payable in accordance with the Company’s payroll practice as in effect from time to time and subject to annual review and possible increase, but not decrease, as determined by the Board in its discretion.
(b)    Annual Bonus
In addition to the Base Salary, with respect to each full fiscal year of the Company during the Term the Executive shall be eligible to earn an annual bonus (the "Annual Bonus") with a target value no less than 15% of the Executive’s Base Salary. The Annual Bonus target is subject to annual review, as determined by the Compensation Committee in its sole discretion. Actual Annual Bonuses will be based on the achievement of performance criteria established by the CEO and/or the Compensation Committee pursuant to the Company's annual incentive plan and subject to performance factor achievement as set forth therein, subject to the Executive's employment with the Company through the applicable payment date for any such Annual Bonus. Except as otherwise provided in Section 6, it will be a condition precedent to the Executive’s earning and receiving payment of any Annual Bonus that she will have been actively employed on the last day of the fiscal year to which the Annual Bonus relates and be in good standing.
(c)    Special Bonus Pool
The Executive will be eligible to participate in the Special Bonus Pool (the "Special Bonus Pool Award") pursuant to and in accordance with the terms established by the Compensation Committee. Except as otherwise provided in Section 6, it will be a condition precedent to the Executive’s earning and receiving payment of any Special Bonus Pool Award that she will have been actively employed on December 31, 2018 and be in good standing.
(d)     Equity Grants
Annual Grant. During the term of employment, the Executive may periodically be recommended to receive equity grants in the form of non-statutory stock options, restricted stock, restricted stock units, or performance stock units, subject to terms and conditions approved by the Compensation Committee and to NYSE or other rules and regulations related to the timing of grants. The total target value of such equity grants shall be equal to or greater than 50% of the Executive’s Base Salary. The specific terms and conditions governing all aspects of any such grants shall be set forth in the Company equity incentive plan (the "Plan") and in the grant agreement evidencing such grants.
(e) Reimbursement of Expenses
During the Term, the Company shall reimburse the Executive for all business expenses incurred by the Executive in performing her duties and responsibilities under this Agreement (“Business Expenses”), in accordance and to the extent consistent with the Company’s policies for reimbursement of business expenses incurred by other Company senior executive officers.
(f) Other Benefits
During the Term, for so long as the Executive meets the eligibility requirements of the applicable plan, policy or program: (i) except as specifically provided herein, the Executive shall be entitled to participate in all savings and retirement plans, policies and programs of the

Company which are made available generally to other executive officers of the Company and (ii) except as specifically provided herein, the Executive shall be entitled to participate in, and shall receive all benefits under, all health, welfare and benefit plans, policies and programs (including the Company’s health insurance and disability plans, vacation and relocation allowances) provided by the Company which are made available to other similarly situated executive officers of the Company (for the avoidance of doubt, such plans, policies or programs shall not include any plan, policy or program which provides benefits in the nature of severance or continuation pay).
4.    Separation from Service
(a)    Death
The Executive shall separate from service with the Company, and the Term shall terminate, upon the Executive’s death.
(b)    Disability
The Executive shall separate from service with the Company if, as a result of the Executive’s incapacity due to physical or mental illness or injury, the Executive (i) shall become eligible to receive a benefit under the Company’s long-term disability plan applicable to the Executive, or (ii) has been unable, due to physical or mental illness or incapacity, to perform the essential duties of her employment with reasonable accommodation for a continuous period of ninety (90) days or an aggregate of one hundred-eighty (180) days within a one-year period (“Disability”). The termination of the Executive’s employment for Disability shall not be considered a termination without Cause for purposes of this Agreement.
(c)    Cause
The Company may, by providing written notice to the Executive, immediately (except as otherwise provided in this Section 4(c)) terminate the Executive’s employment for Cause. The term “Cause” for purposes of this Agreement shall mean:
(i)    the Executive’s indictment or conviction of, or entrance of a plea of guilty or nolo contendere to, a felony or other serious crime involving moral turpitude under federal law or state law;
(ii)    fraudulent conduct by the Executive in connection with the business affairs of the Company; or
(iii)    theft, embezzlement, or other criminal misappropriation of funds by the Executive (other than good faith expense account disputes); or
(iv)    the Executive’s refusal to materially perform her executive duties hereunder; or
(v)    the Executive’s willful misconduct, which has, or would have if generally known, an adverse effect on the business or reputation of the Company; or

(vi)    the Executive’s material breach of any employment policy of the Company, including, but not limited to, conduct relating to falsification of business records, confidential information, violation of the Company’s Code of Business Conduct and Ethics, harassment, creation of a hostile work environment, excessive absenteeism, insubordination, violation of the Company’s policy on drug and alcohol use, or violent acts or threats of violence; or
(vii)    the Executive’s material breach of a covenant, representation, warranty or obligation of Executive under this Agreement or any other agreement entered into between the parties.
Provided that, in the case of Cause occurring under section (iv) above, the Company shall give Executive thirty (30) days to cure the circumstances to the sole satisfaction of the Company.
(d)    Without Cause or Voluntarily (Other Than for Good Reason)
The Company may terminate the Executive’s employment without Cause, and the Executive may voluntarily terminate her employment, other than for Good Reason, provided that the Executive provides the Company, or the Company provides the Executive, with written notice of the intent to terminate her employment at least sixty (60) days in advance of the Date of Separation from Service (as defined below). Upon such termination, in each case, the Executive shall separate from service with the Company and the Company in its sole discretion may elect to have the Executive removed from the Company’s offices upon such notice of termination. For the sake of clarity, in the event the Executive voluntarily terminates her employment, other than for Good Reason, the Executive shall comply with the Restrictive Covenants set forth in Section 8, with the exception of the restriction on competition set forth in Section 8(e).
(e)    Good Reason
The Executive may terminate her employment and separate from service with the Company for Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean, when used in connection with the Executive’s Separation from Service with the Company, unless the Executive shall have consented in writing thereto, (i)  a material reduction in her duties and responsibilities as set forth in Section 1, which shall not include a change in the person to whom the Executive reports, or (ii) a material reduction in the total target value of her compensation as provided for in Section 3, or (iii) a relocation of the Tampa Office to more than 50 miles from the current location or the Executive’s current residence, or a reassignment of Executive’s place of work from the Tampa Office to another office located more than 50 miles from the current location or the Executive’s current residence, or (iv) any other action or inaction that constitutes a material breach of this Agreement by the Company; provided, in each case, within thirty (30) days following the initial occurrence of any of the events set forth herein, the Executive shall have delivered written notice to the Company of her intention to terminate her employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Executive’s right to terminate employment for Good Reason, the Company shall not have cured such circumstances within thirty (30) days following the Company’s receipt of such notice, and the Executive’s

Separation from Service with the Company shall have occurred within seventy (70) days following the initial occurrence of the applicable event. Upon such termination the Executive shall separate from service with the Company and the Term shall terminate.
5.    Procedure for Separation from Service
(a)    Notice of Separation from Service
Any separation of the Executive from service with the Company (other than a separation from service on account of the death of Executive) shall be communicated by written “Notice of Separation from Service” to the other party hereto in accordance with Section 14(a) hereof.
(b)    Date of Separation from Service
The Date of Separation from Service shall mean:
(i) if the Separation from Service occurs due to the Executive’s death, the date of the Executive’s death;
(ii) if the Separation from Service occurs pursuant to Section 4(b), the date on which the Executive receives a Notice of Separation from Service from the Company;
(iii) if the Separation from Service occurs due to the Company’s termination for Cause, the date of the termination in accordance with Section 4(c) hereof
(iv) if the Separation from Service occurs due to the Executive’s voluntary termination without Good Reason, the date specified in the notice given pursuant to Section 4(d) hereof;
(v) if the Separation from Service occurs due to the Executive’s termination for Good Reason, the date of her termination in accordance with Section 4(e) hereof; and
(vi) if the Separation from Service occurs for any other reason, the date on which a Notice of Separation from Service is given or any later date (within sixty (60) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Separation from Service.
(c)    Resignation from all Boards and Officer Positions
Upon any termination or cessation of Executive’s employment with the Company, for any reason, Executive agrees immediately to resign, and any notice of termination or actual termination or cessation of employment shall act automatically to effect such resignation, from any position on the Board and on any board of directors of any subsidiary or affiliate of the Company and from any position as an officer of the Company or as an officer of any subsidiary or affiliate of the Company.

6.    Severance Benefits
(a)    Without Cause or for Good Reason
In the event of the Executive’s Separation from Service due to termination by the Company without Cause or by the Executive for Good Reason, subject to compliance with the covenants in Section 8 and the execution and timely return by the Executive of the Release, the Company shall pay or provide to the Executive the amounts or benefits described in paragraphs (A), (B), (C), (D) and (E) below at the times specified below (the “Severance Benefits”), and, except for (x) any vested benefits under any tax-qualified pension plans of the Company and (y) continuation of health insurance benefits on the terms and to the extent required by COBRA or such other analogous legislation as may be applicable to the Executive, the Company shall have no additional obligations under this Agreement.
(A)Accrued Payments. Within thirty (30) days following the Date of Separation from Service, (w) Base Salary earned by the Executive but not paid through the Date of Separation from Service; (x) the Executive’s accrued but unused vacation pay through the Date of Separation from Service; (y) any Business Expenses not reimbursed as of the Date of Separation from Service and (z) any equity grants that have vested as of the Date of Separation but that have not yet been settled, or that may vest in the future in accordance with the terms of any grant agreements (the amounts described in (w) through (z), together, the “Accrued Payments”); subject, in the case of (z), to any delay in settlement that may be required under the applicable award agreement, tax or other laws.
(B)Salary Continuation. Salary continuation payments paid in accordance with the Company’s standard payroll practices at the same rate as the Executive’s then-current annual Base Salary for a period of 12 months measured from the day of the Executive’s Date of Separation from Service, provided that the initial salary continuation payment shall be made on the first payroll date following the expiration of the Release Period (as defined below).
(C)Pro-Rata Bonus. Except as otherwise provided in Section 6(e) below, any incentive compensation to which the Executive may have been entitled with respect to the fiscal year in which the Date of Separation from Service occurs pursuant to Section 3(b) shall be paid following the end of such fiscal year in accordance with the terms thereof, provided that the Annual Bonus that may become payable shall be pro rated to reflect the number of days in such fiscal year that have lapsed as of the Date of Separation from Service.
(D)Pro-Rata Special Bonus Pool. Except as otherwise provided in Section 6(e) below, any compensation to which the Executive may have been entitled with respect to the terms of the Special Bonus Pool Award pursuant to Section 3(c) shall be paid following the end of the performance period associated with such Award in accordance with the terms thereof, provided that the Special Bonus Pool Award that may become payable shall be pro rated to reflect the number of days in such fiscal year that have lapsed as of the Date of Separation from Service.

(E)Vesting of Equity Awards. Except as otherwise provided in Section 6(e) below, all awards under equity incentive compensation plans of the Company that vest solely based upon the continued provision of services and that are not based on any performance criteria, granted to the Executive and outstanding and to the extent not otherwise vested, shall be vested as of the Date of Separation from Service.
(b)    Cause or Voluntarily (other than for Good Reason).
In the event of the Executive’s Separation from Service with the Company due to a termination of the Executive’s employment by the Company for Cause or voluntarily by the Executive other than for Good Reason, the Company shall pay the Executive the Accrued Payments within thirty (30) days following the Date of Separation from Service. Except as provided in this Section 6(b), and except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA or any other analogous legislation as may be applicable to the Executive, the Company shall have no additional obligations under this Agreement.
(c)    Disability or Death.
In the event of the Executive’s Separation from Service with the Company as a result of the Executive’s death or Disability, subject to the Executive's compliance with the covenants in Section 8 and the Executive's execution and timely return of the Release, the Company shall pay the Executive or the Executive’s estate, as the case may be (i) the Accrued Payments as set forth in Section 6(a)(A), (ii) the Pro-Rata Bonus as set forth in Section 6(a)(C), (iii) the Pro-Rata Special Bonus Pool Award as set forth in Section 6(a)(D), and (iv) the equity awards as set forth in Section 6(a)(E). Except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA or any other analogous legislation as may be applicable to the Executive, the Company shall have no additional obligations under this Agreement.
(d)    Release
Notwithstanding anything to the contrary in this Agreement, the Severance Benefits, and the benefits described in Section 6(c), shall be paid to the Executive subject to the condition that (i) except in the event of the Executive's Separation from Service with the Company as a result of the Executive's death, the Executive has delivered to the Company an executed copy of a waiver and general release of claims (the “Release”) in a form substantially similar to the form attached hereto as Exhibit A, and that such Release has become effective, enforceable and irrevocable in accordance with its terms, not later than 60 days after the Date of Separation from Service (the “Release Period”) and (ii) the Executive complies with the covenants set forth in Section 8 of this Agreement and any provisions regarding non-competition, non-solicitation, non-disclosure and non-disparagement that may be contained in the Company’s then-standard Release (collectively, the “Restrictive Covenants”). In the event that the sixtieth day after the Date of Separation from Service occurs in the calendar year following the year that includes the Date of Separation from

Service, no Severance Benefits that constitute deferred compensation subject to Section 409A of the Internal Revenue Code shall be paid until the first day of the calendar year following the year that includes the Date of Separation from Service, and any Severance Benefits that would otherwise have been paid prior to such date shall be paid as soon as practical after such date.
(e)    Change in Control

Notwithstanding anything to the contrary in this Agreement, in the event of a Change in Control (as defined below) during the Term, subject to compliance with the covenants set forth in Section 8 and the execution and timely return by the Executive of the Release, the provisions of this Section 6(e) shall apply. For purposes of this Section 6(e), "409A Change in Control" means the occurrence of any of the following:

(i) any one Person, or more than one person acting as a group (as defined under Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), other than the Company or any employee benefit plan sponsored by the Company, acquires ownership of stock of the Company that, together with stock held by such Person or group, constitutes more than fifty percent (50%) of the total fair market value or total Voting Power of the stock of the Company; or
(ii) any one Person, or more than one Person acting as a group (as defined under Treasury Regulation Section 1.409A-3(i)(5)(v)(B)) other than the Company or any employee benefit plan sponsored by the Company acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total Voting Power of the stock of the Company; or
(iii) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of each appointment or election; or
(iv) any one Person, or more than one Person acting as a group (as defined under Treasury Regulation Section 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For purposes of clause (iv) of the preceding sentence, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
The foregoing clauses (i) through (iv) shall be interpreted in a manner that is consistent with the Treasury Regulations promulgated pursuant to Section 409A of the Code so that all, and only, such transactions or events that could qualify as a "change in control event" within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i) will be deemed to be a 409A Change in Control for purposes of this Agreement. A "Change in Control" shall mean a 409A

Change in Control or the occurrence of any other event or transaction or series of transactions which results in the Company no longer being required to file reports with the Securities and Exchange Commission under either Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). For purposes of the foregoing:
(x) "Person" means "person" as such term is used in Section 13(d) and 14(d) of the Exchange Act.
(y) "Voting Power" means the number of votes available to be cast (determined by reference to the maximum number of votes entitled to be cast by the holders of Voting Securities upon any matter submitted to shareholders where the holders of all Voting Securities vote together as a single class) by the holders of Voting Securities.
(z) "Voting Securities" means any securities or other ownership interests of an entity entitled, or which may be entitled, to vote on the election of directors, or securities or other ownership interests which are convertible into, or exercisable in exchange for, such Voting Securities, whether or not subject to the passage of time or any contingency.
(A)    Vesting of Equity Awards. All awards of options under equity incentive compensation plans of the Company granted to the Executive and outstanding as of the Change in Control shall vest and become exercisable in full as of the Change in Control and the exercise period under each such option shall not be less than the period ending on the earlier to occur of (i) the one year anniversary of the Change in Control or (ii) the expiration date of the option.
With respect to all awards under equity incentive compensation plans of the Company granted to the Executive and outstanding as of the Change in Control that vest based upon the provision of services, such awards shall accelerate and vest as of the Executive's Date of Separation from Service due to termination by the Company without Cause or by the Executive for Good Reason at any time during the period ending on the second anniversary of the Change in Control.
With respect to all awards under equity incentive compensation plans of the Company granted to the Executive and outstanding as of the Change in Control that vest based upon the achievement of performance criteria during performance measurement periods that have not yet ended as of the Change in Control, such performance criteria shall be deemed to have been satisfied at the designated maximum level and such awards shall vest pro rata based solely upon the provision of services over the performance period; provided, such awards shall accelerate and vest as of the Executive's Date of Separation from Service due to termination by the Company without Cause or by the Executive for Good Reason at any time during the period ending on the second anniversary of the Change in Control.

(B)    Bonus Awards. In the event of the Executive's Separation from Service due to termination by the Company without Cause or by the Executive for Good Reason at any time during the period ending on the second anniversary of the Change in Control, the Executive shall be entitled to receive (i) an Annual Bonus for the fiscal year in which the Date of Separation from Service occurs under Section 3(b) of this Agreement, based on target performance, and (ii) to the extent not previously paid in full, the Executive's Special Bonus Pool Award, which Annual Bonus and Special Bonus Pool Award shall be paid within thirty (30) days of the Executive's Date of Separation from Service.
7.    No Mitigation
Except as expressly provided herein, the Executive shall not be required to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this Agreement. Except as otherwise provided in Section 6(d) including but not limited to if the Executive violates the restrictive covenants set forth in Section 8(e), the payments provided pursuant to this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer after the termination of the Executive’s employment or otherwise. The Company shall be obligated to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder without set-off, counterclaim, or recoupment, provided that this shall not limit the Company from making any claim or raising any defense, nor shall it diminish any right or action which the Company may have against the Executive or others for breach of this Agreement or violation of the restrictive covenants in Section 8, which includes but is not limited to recovery of payments or equity grants made under this Agreement.

8.    Restrictive Covenants
(a)    Business Opportunities
The Executive agrees that so long as she is employed by the Company or any of its subsidiaries or is bound by a non-compete obligation in favor of the Company or any of its subsidiaries, she shall (i) refer to the Company all investment, acquisition, licensing or similar opportunities that involve a Competing Business (as defined below) or otherwise reasonably relate to the actual or anticipated business activities of the Company or its subsidiaries, (ii) use commercially reasonable efforts to allow the Company or one of its subsidiaries to pursue any such opportunity for the benefit of the Company or one of its subsidiaries, and (iii) without the prior written consent of the Board, refrain from pursuing any such opportunity for the benefit of the Executive or any of her affiliates or refer any such opportunity to any other person.
(b)    Confidential Information
(i)    The Executive shall not disclose either during her period of employment or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure is directly related to and required by the Executive’s performance in good faith of duties for the Company or its subsidiaries, or use any Confidential Information, directly or indirectly, for her own benefit or for the benefit of any person or entity other than the Company and its subsidiaries. Notwithstanding the foregoing, the Executive may truthfully respond to a lawful and valid subpoena or other legal process, but shall give the Company the earliest possible notice thereof; shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought; and shall assist the Company and such counsel in resisting or otherwise responding to such process.
(ii)    The Executive will take all appropriate steps to safeguard Confidential Information in her possession and to protect it against disclosure, misuse, espionage, loss and theft. The Executive shall deliver to the Company at the termination of her employment, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer media and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company or any of its Subsidiaries which the Executive may then possess or have under her control.
(iii)    As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company or any of its subsidiaries in connection with their businesses, including, but not limited to, information, observations and data obtained by the Executive while employed by the Company or any of its subsidiaries or any predecessors thereof (including those obtained prior to the date hereof) concerning (i) the business or affairs of the Company or any of its subsidiaries (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, (xv) marketing and pricing information, (xvi) supplier lists, and (xvii) all similar and related information in whatever form, all of which are confidential and may be proprietary and are owned or used by the Company or any of its subsidiaries. Confidential Information shall include any and all items enumerated in the preceding sentence that are used, developed or obtained by the Company or any of its subsidiaries in connection with their businesses and of which the Executive is or becomes aware, whether discovered, conceived by, reduced to practice or developed by others or by the Executive alone or with others during the Period of Employment. Confidential Information does not include information that Executive can document has legally and properly entered the public domain through a source other than Executive and through no fault of Executive. Confidential Information will not be deemed to have legally and properly entered the public domain merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.
(c)    Ownership and Assignment of Work Product
(i)    As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, marketing materials, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) which relates to the Company’s or any of its subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are created, conceived, developed, reduced to practice, contributed to, improved upon or made by the Executive (whether or not during usual business hours, whether or not by the use of the facilities of the Company or any of its subsidiaries, and whether or not alone or in conjunction with any other person) while employed by the Company or any of its subsidiaries or their respective predecessors (including those conceived, developed or made prior to the date hereof) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.
(ii)    All Work Product that the Executive may have discovered, invented or originated during her employment by the Company or any of its subsidiaries or their respective predecessors prior to the date hereof, or that she may discover, invent or originate during her employment or prior to her termination date, shall be the exclusive property of the Company and its subsidiaries, as applicable, and Executive hereby assigns all of Executive’s right, title and interest in and to such Work Product to the Company or its applicable Subsidiaries, including all intellectual property rights therein.
(iii)    Executive shall promptly and fully disclose all Work Product to the Company. Executive shall take all requested actions and execute at the request of the Company all documents (including, but not limited to, any licenses or assignments) that the Company may deem necessary to protect, validate, perfect, maintain, enforce, record, patent or register any of its (or any of its subsidiaries’, as applicable) rights therein and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s (or any of its subsidiaries’, as applicable) rights therein. If the Company is unable for any reason to secure the Executive’s signature on any document for this purpose, the Executive hereby appoints the Company and its duly authorized officers and agents as her attorney-in-fact to act for and on the Executive’s behalf and stead to execute any assignments or other documents deemed necessary by the Company to protect or perfect the Company’s (and any of its subsidiaries’, as applicable) rights to any Work Product and to do all other lawfully permitted acts in connection with the foregoing.
(d)    Non-Solicitation
During the Term and for twelve (12) months thereafter, the Executive hereby agrees not to, directly or indirectly, solicit or hire or assist any other person or entity in soliciting or hiring any employee of the Company or any of its affiliates to perform services for any entity (other than the Company or any of its affiliates), or attempt to induce any such employee to leave the employ of the Company or any of its affiliates, or interfere in any manner with any such employee’s relationship with the Company or any of its affiliates, or solicit, hire or engage on behalf of himself or any other Person (as defined below) any employee of the Company or any of its affiliates or anyone who was employed by the Company or any of its affiliates during the six-month period preceding such hiring or engagement. Notwithstanding the foregoing, the provisions of this Section 8(d) shall not be violated by (i) the Executive’s good faith performance of duties during the Term or (ii) an individual’s response to a broad and general advertisement or solicitation not specifically targeting or intending to target employees of the Company or any of its affiliates.
(e)    Restriction on Competition
The Executive acknowledges and agrees that information, including the Confidential Information, the Executive has acquired and will acquire during the course of the Executive’s employment may enable the Executive to irreparably injure the Company if the Executive should engage in unfair competition. The purpose of the provisions of this Section is to protect the Company from unfair loss of goodwill and to shield employees from pressure to use or disclose Confidential Information or to trade on the goodwill belonging to the Company. Therefore, in consideration of the receipt of the Confidential Information and the other compensation and benefits provided to the Executive and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive hereby agrees as follows:
The Executive acknowledges that, in the course of her employment with the Company, its subsidiaries and/or their predecessors (the “Protected Companies”), she has become familiar, or will become familiar, with the Protected Companies’ trade secrets and with other confidential and proprietary information concerning the Protected Companies and that her services have been and will be of special, unique and extraordinary value to the Protected Companies. The Executive agrees that if the Executive were to become employed by, or substantially involved in, the business of a competitor of the Protected Companies during the Restricted Period, it would be very difficult for the Executive not to rely on or use the Protected Companies’ trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Protected Companies’ trade secrets and confidential information, and to protect such trade secrets and confidential information and the Protected Companies’ relationships and goodwill with customers, during the Restricted Period, the Executive will not directly or indirectly through any other -Person engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the operation, management or control of any Competing Business.
The phrase “directly or indirectly through any other Person engage in” shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer or licensor of intellectual property. Accordingly, the Executive agrees that she will not, during the Term and for a period of twelve (12) months following the Date of Separation from Service (the "Restricted Period"), directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, become a partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of any Person competitive with the US Flag Crude and Product tanker/ATB trade, or business of the Company or its affiliates at the time of the termination for any Person whether or not for compensation (the “Competing Business”). For purposes of this Section 8, the term “Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

(f)    Non-Solicitation of Customers
During the period of employment and for a period of twelve (12) months after the termination date, the Executive will not directly or indirectly through any other person or entity influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, ceding companies, associates, consultants, agents, or partners of the Protected Companies to divert their business away from the Protected Companies, and the Executive will not otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Protected Companies, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand.
(g)    Return of Company Property
Within one week of the Date of Separation from Service, the Executive shall return to the Company all Company property, including but not limited to computers, laptops, and cell phones.
9.    Injunctive Relief
It is impossible to measure in money the damages that will accrue to the Company or any of its affiliates in the event that the Executive breaches any of the Restrictive Covenants. In the event that the Executive breaches any such Restrictive Covenant, the Company or any of its affiliates shall be entitled to an injunction restraining the Executive from violating such Restrictive Covenant (without posting any bond). If the Company or any of its affiliates shall institute any action or proceeding to enforce any such Restrictive Covenant, the Executive hereby waives the claim or defense that the Company or any of its affiliates has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company or any of its affiliates has an adequate remedy at law. The foregoing shall not prejudice the Company’s or any of its affiliates’ right to require the Executive to account for and pay over to the Company or any of its affiliates, and the Executive hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by the Executive as a result of any transaction constituting a breach of any of the Restrictive Covenants.

10.    Dispute Resolution
(a)    Law Governing
This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be wholly performed in that state without regard to its conflicts of laws provisions or principles.
(b)    Jurisdiction
(i) In any suit, action or proceeding seeking to enforce any provision of this Agreement or for purposes of resolving any dispute arising out of or related to this Agreement, the

Company and the Executive each hereby irrevocably consents to the exclusive jurisdiction of any federal court located in the State of Florida, Hillsborough County, or any of the state courts of the State of Florida located in Hillsborough County; (ii) the Company and the Executive each hereby waives, to the fullest extent permitted by applicable law, any objection which it or she may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum; (iii) process in any such suit, action or proceeding may be served on either party anywhere in the world, whether within or without the jurisdiction of such court, and, without limiting the foregoing, each of the Company and the Executive irrevocably agrees that service of process on such party, in the same manner as provided for notices in Section 14(a), shall be deemed effective service of process on such party in any such suit, action or proceeding; (iv) WAIVER OF JURY TRIAL: EACH OF THE COMPANY AND THE EXECUTIVE HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT; and (v) Limitation on Damages: the parties agree that there will be no punitive damages payable as a result of or in connection with any claim, matter or breach under or related to this Agreement or the transactions contemplated by this Agreement, and each of the parties agrees not to request punitive damages. Notwithstanding the foregoing of this Section, each of the parties agrees that prior to commencing any claims for breach of this Agreement (except to pursue injunctive relief) to submit, for a period of sixty (60) days, to voluntary mediation before a jointly selected neutral third party mediator under the auspices of JAMS, Miami, Florida, Resolutions Center (or any successor location), pursuant to the procedures of JAMS Mediation Rules conducted in the State of Florida (however, such mediation or obligation to mediate shall not suspend or otherwise delay any termination or other action of the Company or affect the Company’s other rights).
(c)    Cooperation
Executive agrees to cooperate with the Company, during the term of this Agreement and at any time thereafter (including following Executive’s termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, as requested; provided, however that it does not materially interfere with her then current professional activities. The Company agrees to reimburse Executive for all reasonable expenses actually incurred in connection with her provision of testimony or assistance.
11.    Section 409A of the Code
The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986 as amended (the “Code”) and the regulations and guidance promulgated thereunder (except to the extent exempt as short-term deferrals or otherwise) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.” The determination of whether and when a separation from service has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, US Treasury Regulation Section 1.409A-1(h) or any successor provision thereto. It is intended that each installment, if any, of the payments and benefits provided hereunder shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code. All reimbursements and in-kind benefits provided under this Agreement or otherwise to the Executive shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code. All expenses or other reimbursements paid pursuant herewith and therewith that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which the Executive incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that, the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred. In no event shall the Company be required to pay Executive any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A of the Code with respect to any benefit paid or promised to the Executive hereunder. In the event that at the time of a separation from service the Executive is a “specified employee” as defined by Section 409A, no amount payable to the Executive by reason of such separation from service that constitutes deferred compensation subject to Section 409A shall be paid until the earlier of the first day of the seventh month following the month that includes the separation from service, or the date of the Executive’s death, and any amount that would otherwise have been paid prior to such date shall be paid as soon as practical following such date, in a lump sum without interest.
12.    Section 280G of the Code
If any payment(s) or benefit(s) the Executive would receive pursuant to this Agreement and/or pursuant to any other agreement, plan, policy or arrangement would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and the applicable regulations, and (ii) but for this Section 12 would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive shall be entitled to receive either (A) the full amount of the parachute payments, or (B) the maximum amount that may be provided to the Executive without resulting in any portion of such parachute payments being subject to the Excise Tax, whichever of clauses (A) and (B), after taking into account applicable federal, state, and local taxes and the Excise Tax, results in the receipt by the Executive, on an after-tax basis, of the greatest portion of the parachute payments. The parachute payments shall be reduced in a manner that maximizes the Executive’s economic position. Any reduction of parachute payments pursuant to the preceding sentence shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.
13.    Nondisparagement
Both during the Term and at all times thereafter, regardless of the reason for termination, the Executive shall not disparage the Company or its affiliates, and the Company shall not, and shall use reasonable efforts to not permit the members of the Board and the senior executives of the Company to disparage the Executive, provided that nothing in this Section 13 shall limit the right of any person to respond truthfully to any inquiry arising from any legal proceeding.
14.    Miscellaneous
(a)    Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):
If to the Company:
Overseas Shipholding Group, Inc.
302 Knights Run Avenue #1200
Tampa, Florida 33602
Attn: Director of Human Resources
with a copy to:
Chief Executive Officer
If to the Executive:
At such address on file with the Company
or to such other address as any party hereto may designate by notice to the others.
(b)    This Agreement shall constitute the entire agreement among the parties hereto with respect to the Executive’s employment hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Executive’s employment, including, but not limited to, any understandings or agreements under the Overseas Shipholding Group, Inc. Severance Plan, and the Employment Agreement dated November 10, 2016 and the Amendment #1 to Employment Agreement dated December 12, 2016.

(c)    This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.
(d)    The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.
(e)    The parties hereto hereby represent that they each have the authority to enter into this Agreement, and the Executive hereby represents to the Company that the execution of, and performance of duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Executive is a party. The Executive hereby further represents to the Company that she will not utilize or disclose any confidential information obtained by the Executive in connection with any former employment with respect to her duties and responsibilities hereunder.
(f)    This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive.
(g)    The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, “the Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.
(h)    Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 14(h), be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.
(i)    The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that the

Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).
(j)    This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile of a signature shall be deemed to be and have the effect of an original signature.
(k)    The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.
(l)    Notwithstanding anything herein or in any other agreement with or policy (including without limitation any code of conduct or employee manual) of the Company, nothing herein or therein is intended to or shall: (i) prohibit the Executive from making reports of possible violations of federal law or regulation (even if the Executive participated in such violations) to, and cooperating with, any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002 or of any other whistleblower protection provisions of state or federal law or regulation; (ii) require notification to or prior approval by the Company of any such reporting or cooperation; or (iii) result in a waiver or other limitation of the Executive’s rights and remedies as a whistleblower, including to a monetary award. Notwithstanding the foregoing, the Executive is not authorized (and the above should not be read as permitting the Executive) to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
Executive

____________________________________

Susan Allan Pritchard
Overseas Shipholding Group, Inc.

Name: Samuel H. Norton
Title: President and CEO